Exhibit 10.1

COMPUTER SOFTWARE INNOVATIONS, INC.

900 East Main Street, Suite T

Easley, South Carolina 29640

August 10, 2006

RBC Centura Bank

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

Re:	Waiver

Dear Mr. Arndt:

This letter is being provided to you in connection with: (a) the March 14, 2005 Loan Agreement and related Loan Documents (as such term is defined in the Loan Agreement) between Computer Software Innovations, Inc. (“CSI”) and RBC Centura Bank (the “Bank”) evidencing CSI’s credit facility with the Bank in the amount of $3,000,000, which credit facility was extended on March 1, 2006 and May 1, 2006, and which was modified pursuant to a Modification Agreement on July 14, 2006 to increase the principal amount of the facility to $3,500,000 and to extend the facility’s maturity date to July 15, 2007; and (b) CSI’s February 10, 2006 promissory note and related agreements (collectively, the “Term Promissory Note”) evidencing a term loan with the Bank in the amount of $400,000. The Term Promissory Note, the Loan Agreement, the Loan Documents and the Modification Agreement are hereinafter referenced collectively as the “Credit Documents.” Specifically, this letter relates to a potential cross-default under the Credit Documents arising out of a default on certain outstanding subordinated debt owed by CSI to various parties as described below.

On February 11, 2005, CSI executed five Promissory Notes, each in the amount of $375,040, in favor of each of the following respective persons: Nancy K. Hedrick, Joe G. Black, Thomas P. Clinton, William J. Buchanan and Beverly N. Hawkins. Also on February 11, 2006, CSI executed a sixth Promissory Note in the amount of $1,875,200 in favor of Barron Partners LP. The maturity date of the six Promissory Notes (the “Subordinated Notes”) was May 10, 2006. As of the date of this letter, there remains an outstanding principal balance on each of the Subordinated Notes. Consequently, there have been defaults (the “Payment Defaults”) under the terms of the Subordinated Notes.

By way of a letter agreement dated May 12, 2006 between the Bank and CSI, the Bank graciously granted CSI a waiver with respect to any potential cross-default under the Credit Documents that may have been triggered solely by reason of the Payment Defaults on the Subordinated Notes. The waiver related only to Payment Defaults on the Subordinated Notes occurring prior to June 12, 2006. In light of the recent extension of the maturity date of CSI’s credit facility to July 15, 2007, and to accommodate CSI’s need to continue to evaluate its options with respect to the Payment Defaults on the

Subordinated Notes, CSI respectfully requests an extension of such waiver effective as of June 12, 2006 and continuing through July 15, 2007. In consideration of the foregoing, CSI agrees with the Bank that it will be required to be in compliance with the payment terms of the Subordinated Notes, or any extensions thereof, no later than July 15, 2007. CSI further agrees that, pursuant to the requirements of the Credit Documents, it will obtain the consent of the Bank with respect to any amendments to the Subordinated Notes.

If the above described waiver is acceptable to the Bank, please indicate your assent by affixing your signature and the date below and returning a copy of this letter to me and our legal counsel, Leatherwood Walker Todd & Mann, P.C., to the attention of William L. Pitman. Thank you in advance for your consideration of this letter. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick

ACCEPTED AND AGREED TO This 10th day of August, 2006.

By:	/s/ Charles Arndt
Charles Arndt Market Executive – South Carolina Markets